Exhibit 99.2

News Release

Media Contact:	Analysts Contact:
Gerald Hunter 972-855-3116	Susan Giles 972-855-3729

Atmos Energy Corporation Elects

Robert C. Grable to Board of Directors

DALLAS (May 6, 2009)—Atmos Energy Corporation (NYSE: ATO) said today it has elected Robert C. Grable to its board of directors, increasing the board’s size to 14 directors. He will serve on the board’s Audit Committee and Human Resources Committee.

Grable is a partner at Kelly Hart & Hallman LLP and one of seven founding members of the firm, which was established in 1979 in Fort Worth. He heads the firm’s energy practice group and is board certified in oil, gas and mineral law by the Texas Board of Legal Specialization. From 1991 to 1992, he served as chairman of the Oil, Gas and Energy Resources Law Section of the State Bar of Texas.

“Bob Grable has not only a stellar legal background, but also an encyclopedic knowledge of the oil and gas industry—from domestic production and royalty rights to foreign offshore concessions and international governmental relations,” said Robert W. Best, chairman and chief executive officer of Atmos Energy Corporation. “We look forward to adding his counsel and experience to our board.”

In his law practice, Grable represents clients mainly in litigation and administrative hearings that involve the petroleum industry. He has represented independent producers, major oil companies, pipelines and royalty owners in a variety of litigation in state and federal trial and appellate courts as well as before state and federal administrative agencies. He is counsel of record in more than 30 appellate decisions, including five significant oil and gas opinions of the Texas Supreme Court, in all of which he represented the prevailing party. He also has represented clients in Europe and the Middle East in international oil and gas operations.

Grable earned a bachelor’s degree from Southern Methodist University and graduated with high honors from The University of Texas School of Law. He was a member of the Order of the Coif and Chancellors, an associate editor of the Texas Law Review and Grand Chancellor of his class. From 1972 to 1974, he served on active duty as a lieutenant in the Judge Advocate General’s Corps of the United States Navy.

He currently is president and a trustee of The University of Texas Law School Foundation, a member of the McDonald Observatory and Astronomy Board of Visitors at The University of Texas at Austin and a member of The University of Texas Development Board and Chancellor’s Council Executive Committee. He is a former chairman and member of the management committee of the Texas Ballet Theater.

Grable has been listed in the prestigious “Best Lawyers in America” since 1995. He speaks frequently about issues in oil, gas and mineral law and has authored numerous papers in the field. He and his wife, Marty, reside in Fort Worth, where they are active in their church and a number of social organizations. They have two grown children.

Atmos Energy Corporation, headquartered in Dallas, is the country’s largest natural-gas-only distributor, serving about 3.2 million natural gas distribution customers in more than 1,600 communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also provides natural gas marketing and procurement services to industrial, commercial and municipal customers primarily in the Midwest and Southeast and manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Atmos Energy is a Fortune 500 company. For more information, visit www.atmosenergy.com.

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